UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): January 26, 2007

Quanta Capital Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-50885

Bermuda	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Victoria Street,
Second Floor
Hamilton HM 11
Bermuda
(Address of Principal Executive Offices, Including Zip Code)

441-294-6350
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2007, the Compensation Committee of the Board of Directors (the ‘‘Compensation Committee’’) of Quanta Capital Holdings Ltd. (the ‘‘Company’’) adopted the 2007 Long Term Incentive Plan (the ‘‘2007 LTIP’’) which provides for cash payments to specified employees of the Company and its subsidiaries, including the Company’s Chief Executive Officer and Chief Financial Officer (the ‘‘Covered Officers’’) based on the achievement of certain targets. In 2010, participants (including Covered Officers) will be entitled to receive payouts under the 2007 LTIP if certain targets (based on the sum of common stock dividends paid by the Company prior to December 31, 2009 and the total market value of the Company) are met during the three year period ending on December 31, 2009. The target payout of the Chief Executive Officer and the Chief Financial Officer are 100% and 90% of their respective aggregate salaries for 2007, 2008 and 2009.

Under the 2007 LTIP, if the services of any participant (including the Covered Officers) are voluntarily terminated (other than by retirement) or terminated for cause prior to December 31, 2009 the entire award will be forfeited by that participant. If the services of any participant (including the Covered Officers) are involuntarily terminated without cause, then the participant will receive a pro-rata portion of the total amount available to participants under the 2007 LTIP. In the event specified change of control events are completed prior to 2010, participants will become immediately vested in their payouts under the 2007 LTIP and will receive an award based on the share price received by the shareholders of the Company in the change of control transaction plus dividends previously paid to the shareholders.

Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUANTA CAPITAL HOLDINGS LTD.

Date: January 30, 2007	By: /s/ Peter D. Johnson
Name: Peter D. Johnson Title: President and Chief Executive Officer